UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

International Business Machines Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SUPPLEMENT TO

2025 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

DATED MARCH 10, 2025

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2025

This Supplement provides updated information with respect to the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of International Business Machines Corporation (the “Company”) to be held on April 29, 2025.

On March 10, 2025, the Company filed its Proxy Statement for the Annual Meeting (the “Proxy Statement”), which included the Notice of Annual Meeting, with the Securities and Exchange Commission. This Supplement should be read together with the Proxy Statement.

Withdrawal of Shareholder Proposal

Bowyer Research, as representative of The Heritage Foundation, the proponent of Item 5: Stockholder Proposal Requesting a Report on Hiring/Recruitment Discrimination (“Item 5”), has withdrawn the stockholder proposal. Accordingly, Item 5 will not be presented at or voted on at the Annual Meeting, nor will any votes cast in regard to Item 5 be tabulated or reported.

Voting Matters

Notwithstanding the withdrawal of Item 5, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and the Company will not distribute new proxy cards or voting instruction forms solely as a result of the withdrawal of Item 5.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and properly executed proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change or revoke your vote on any of the other matters. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form as soon as possible, disregarding Item 5.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.